ASSET PURCHASE AGREEMENT


     This Agreement is made as of May 16, 1996, by and among MERIS LABORATORIES, INC., a California corporation with offices at 2890 Zanker Road, San Jose, California 95134 (the "Purchaser"), and ROCEL Clinical Diagnostics, Inc., a California corporation (the "Seller") with offices at 2470 Alvin Ave. #7, San Jose, California 95121, and CELIA BLANDO, and ROMEO TORRES, individuals (collectively the "Shareholders"). The Seller and the Shareholders are sometimes referred to herein collectively as the "Sellers."

     A. The Seller is in the business of providing commercial clinical laboratory services (the "Business").

     B. The Shareholders own all of the partnership interests in the Seller.

     C. The Seller desires to sell and the Purchaser desires to purchase certain of the assets relating to the Business.

     NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained in this Agreement, the parties agree as follows:

     1. Sale and Purchase of Purchased Assets.

     a. Purchase and Sale. Subject to the terms and conditions contained in this Agreement, at the Closing (as defined below) the Seller shall sell, assign, transfer and convey to the Purchaser, free and clear of all liens and encumbrances, and the Purchaser shall purchase from the Seller, subject to
Section 1(b) below, the following tangible and intangible personal property owned by the Seller and used in, derived from or necessary to the operation of the Business (collectively, the "Purchased Assets"). Without limiting the foregoing, the Purchased Assets shall be deemed to include the following:

     (i) The list of clients and payors of the Business as set forth in Exhibit A hereto (the "Customer List"), and the continuing business relationships with such parties that relate to the Business;

     (ii) All right, title and interest in the equipment, furniture, fixtures, vehicles, computers and telecommunications equipment listed and described in Exhibit B hereto (the "Equipment");

     (iii) All of the Seller's rights under the leases, service contracts and other agreements listed on Exhibit C hereto (the "Assigned Contracts"), commencing as of the Closing Date;

     (iv) All patents, trademarks, trade names, business names, service marks, trade secrets, logos and copyrights, and all applications and registrations therefor, which relate to the Business;

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     (v) All prepaid expenses, deposits (including, without limitation, deposits under the Assigned Contracts), supplies, reagents and inventory relating to the Business; and

     (vi) Work in process of the Business with respect to accessions received prior to the Closing.

     b. Property Excluded. The Purchased Assets shall not be deemed to include any of the following assets of the Seller:

     (i) Cash, other forms of bank deposits and stock, other securities and accounts receivable; and

     (ii) Personal property of the Seller which is not necessary to the Business.

     c. Liabilities. Except as expressly provided herein with respect to the Assigned Contracts, Purchaser shall not assume, or take title to the Purchased Assets subject to, or in any way be liable or responsible for, any liabilities or obligations of any kind of the Sellers and the Sellers shall continue to remain responsible for the same. Without limiting the generality of the foregoing, the Purchaser shall not assume or take title to the Purchased Assets subject to any of the following: (i) Except as specifically included in the Assigned Contracts, any obligations of the Seller outstanding on the Closing Date or arising after the Closing Date;

     (ii) Any liability or obligation of the Sellers arising from claims for personal injury (including death) or damage to property, including (without limitation) in respect of any laboratory testing services provided by the Sellers or any negligence, malpractice or other wrongful action in connection therewith;

     (iii) Any liability or obligation of the Seller, or any of their employees, for any federal, state, local or foreign income, sales, use and other taxes, including, without limitation, any of such taxes arising out of or in connection with the purchase of the Purchased Assets by the Purchaser hereunder;

     (iv) Any liability or obligation in respect of any plan, agreement, arrangement or understanding under which benefits or compensation are provided by the Seller for the employees of the Business (including but not limited to, any contract or other obligation for health insurance, accrued vacation, severance pay or other benefits, or any commissions or revenue or profit sharing or other compensation for or on sales of accounts on the Customer List);

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     (v) Any  liability or  obligation of the Seller based upon or arising under any contract or agreement existing prior to or at the time of Closing, including any contract with anyone on the Customer List for the provision of laboratory testing services, other than pursuant to an Assigned Contract, from and after the Closing Date;

     (vi) Any lien, encumbrance, security interest or charge of any nature whatsoever; or

     (vii) Any liabilities or obligations arising from litigation to which either of the Sellers is or would be a party that is pending, threatened or based upon facts that arise prior to the Closing.

     d. Closing and Closing Date. Unless otherwise agreed by the parties, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of the Purchaser, at the address listed above, at the close of business (which shall be no later than 11:30 p.m. local time), on May 16, 1996, or such other time or date as the Seller and the Purchaser shall mutually agree, such time and date being referred to herein as the "Closing Date." At the Closing, (i) the Purchaser and each of the Sellers shall enter into the Non-competition Agreement in the form attached hereto as Exhibit D (the "Non-competition Agreement"), (ii) the Seller shall deliver to the Purchaser an executed Bill of Sale in the form attached hereto as Exhibit E, evidencing the purchase and sale of the Purchased Assets, and (iii) the Sellers shall deliver to the Purchaser all title documents relating to the Purchased Assets, duly executed or endorsed for transfer to the Purchaser to the Purchaser's reasonable satisfaction. The Non-competition Agreement and the Bill of Sale are referred to herein collectively as the "Related Agreements".

     e. Assumption. Effective upon the Closing, the Purchaser will assume the Assigned Contracts, only with respect to the obligations of the Seller arising thereunder from and after the later of the Closing Date or the date of the written assignment.

     2. Purchase Price; Terms of Payment.

     a. Purchase Price. The purchase price to be paid for the Purchased Assets and the related covenants set forth in the Related Agreements (the "Purchase Price") shall consist of the following: (i) the Closing Payment (as described in
Section 2(b) below); and (ii) the Contingent Payments (as described in Section 2(c) below).

     b. Closing Payments. As part of the Purchase Price, the Purchaser shall pay to the Seller the amount of five thousand dollars ($5,000) (the "Closing Payment").

     c. Contingent Payments

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     (i) Terms of Payment.  As part of the Purchase  Price,  the Purchaser  also will (subject to the conditions set forth herein) make eight (8) additional payments (each a "Contingent Payment") on the basis of Net Collections (as defined below) and Net Collections Per Accession (as defined below) for each of the three (3) full calendar month periods (each, a "Revenue Period") commencing June 1, 1996. The Contingent Payment for each Revenue Period shall be made by bank check delivered by the Purchaser no later than thirty (30) days following the end of such Revenue Period.

     (ii) Computation of Amounts. The Contingent Payment for each Revenue Period shall be equal to the amount of Net Collections for such Revenue Period multiplied by (A) twenty five percent (25%) for those Revenue Periods in which Net Collections per Accession equal or exceed $40.00, or (B) twenty percent (20.0%) for those Revenue Periods in which Net Revenue per Accession are equal to or greater than $30.00 but less than $40.00; provided that no Contingent Payment shall be due for any Revenue Period for which Net Collections total less than $90,000 or Net Collections Per Accession are less than $30.00.

     (iii) Definitions. For the purposes of this Section 2, "Net Collections" for any Revenue Period means cash collections (net of refunds and adjustments) from Active Accounts (i.e., those identified as "Active Accounts" on the Customer List) for services performed since March 26, 1996 and until the end of such Revenue Period; provided that Net Collections for any given Revenue Period will first exclude any portion of cash collections for an Active Account which represents collections from billings of the Purchaser for clients of both the Seller and the Purchaser prior to the Closing (based upon the average charges during the three months preceding the Closing as indicated on the Customer
List); and provided further that with respect to any account for which average monthly billings for the three (3) full calendar months prior to the Closing is less than $200.00 (which are so identified on the Customer List), then Net Collections for such accounts will exclude amounts received by Meris in excess of the Maximum Collection amount shown on the Customer List. "Net Collections Per Accession" for any Revenue Period means Net Collections for such Revenue Period divided by the total number of accessions processed during such Revenue Period, as determined in accordance with the Purchaser's standard billing procedures. "Accession" means a patient encounter regardless of the number of tests ordered for such patient or the location where such tests are performed. The Purchaser shall count the Accession in the Revenue Period in which the primary payment is received on such Accession. (i.e., if a subsequent payment such as a patient copay is received, the Accession will not be counted again).

     (iv) No Representations. The Seller acknowledges and agrees that the Purchaser has made no representation or warranty with respect to the amount of Net Collections or Net Collections Per Accession to be received after the Closing, and that the Purchaser will be entitled, in its sole discretion, to determine the terms, including pricing and special services, if any, to any account.


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     (v) Accounting. The Purchaser shall provide a monthlyreporting of the gross charges billed and Net Collections received by the Purchaser for the clients on the Customer List. The Seller and its representatives shall be entitled to review those books and records of the Purchaser relating to the determination of each Contingent Payment.

     d. Allocation of Purchase Price. The Purchase Price shall be allocated as provided in Exhibit F hereto for purposes of complying with the requirements of
Section 1060 of the Internal Revenue Code of 1986. Each party hereto agrees to prepare its federal and state income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to this transaction in a manner consistent with the allocations set forth in said Exhibit F. If any state or federal taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of such allocation, and shall take no position in any tax proceeding inconsistent therewith. The allocation set forth on Exhibit F assumes a total purchase price of $300,000; in the event that the actual Purchase Price shall be higher or lower than such amount, an equivalent adjustment shall be made in the portion of the Purchase Price allocated to the Client List and Goodwill.

     e. Taxes. The Seller shall pay all sales, use, transfer, excise or other similar taxes, if any, arising out of the transfer of the Purchased Assets, or otherwise as a consequence of the transactions contemplated by this Agreement.

     3. Representations and Warranties of the Sellers. Each of the Sellers, jointly and severally, represents and warrants to the Purchaser that:

     a. Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its properties and to transact its business as it is now being conducted, holds all licenses and permits known by the Seller to be necessary and required therefor, and is duly qualified or licensed to do business and is in good standing in each place and jurisdiction where the nature of the business conducted by it or the ownership, lease or operation of its properties requires such license or qualification. The Seller has no subsidiaries and holds no equity investment in any other person or entity. The Shareholders own of record and beneficially all of the stock or other interests of the Seller, and no person has any right to acquire any securities or interests of the Seller.

     b. Title to Purchased Assets. The Seller has and will convey on the Closing Date full, absolute, good and marketable title to the Purchased Assets, free and clear of all security interests, mortgages, liens (including, but not limited to, liens with respect to taxes), attachments, orders of court, rights of redemption, debts, claims, charges, or other encumbrances of any kind whatsoever and not subject to any continuing commission, profit or revenue sharing or other compensation contract or obligation that could apply to the Purchaser or the Purchased Assets.
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

     c. Due Authority; Valid and Binding Agreements. The Seller has the power and authority to enter into and be bound by the terms and conditions of this Agreement and the Related Agreements and to carry out its obligations pursuant hereto and thereto. Each of this Agreement and the Related Agreements is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

     d. No Conflicts or Violations. Neither the execution and delivery of this Agreement and the Related Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with or result in any violation of or constitute a default under any agreement, mortgage, bond, indenture, franchise or other instrument or obligation to which either of the Sellers are a party or by which they are bound, (ii) result in the creation of any lien or other encumbrance upon the Purchased Assets pursuant to the terms of any such mortgage, bond, indenture, franchise or other instrument or obligation,
(iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, either Seller or upon any of the Purchased Assets, (iv) constitute a violation by either Seller of any law or regulation of any jurisdiction in which such Seller conducts its business, (v) result in the breach of any of the terms or conditions of, or constitute a default under, or otherwise cause any impairment of, any permit or license or other governmental authorization held by the Seller, or (vi) result in any liability or expense to the Purchaser under any collective bargaining agreements to which the Seller is a party.

     e. Customer List. The Customer List is a true and correct list of the names and addresses of all customers, clients and payors of the Business as of the date hereof and (as shall be supplemented by the Seller in writing) as of the Closing, and, to the best of each Shareholder's knowledge, the Seller maintains good continuing business relations with each client and payor thereon. To the knowledge of the Shareholders and except as disclosed in writing to the Purchaser, since January 1, 1996, there has been no occurrence or circumstance in which (A) any customer, client or payor listed on the Customer List has canceled or significantly curtailed its purchase or referral of laboratory testing services from the Seller, (B) any customer, client or payor having a contractual relationship with the Seller which by its terms is subject to renewal within twelve months of the date of this Agreement has informed either Seller that he, she or it does not intend to renew such contractual relationship, or (C) any customer, client or payor contract for the provision of testing services has been lost or not renewed as a result of such customer, client or payor becoming party to any managed care or similar arrangement. None of the Sellers is aware that any client or payor listed on the Customer List (A) intends to cease or reduce the purchase or referral of testing services following the Closing, or (B) is subject to any agreement or understanding which would prohibit such customer, client or payor from purchasing additional clinical laboratory testing services from the Purchaser following the Closing Date. Seller is not a party to any agreement or understanding with any HMO, IPA, PPO, insurance provider, third party payor or other similar entity for the provision of laboratory testing services that is not listed on Exhibit C.

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

     f. Financial Information; Asset Listing. The financial statements of the Business for the fiscal year ended December 31, 1995, and for the four (4) month period ended April 30, 1996, attached to this Agreement as Exhibit G or provided by Seller before September 30, 1996 (including, in each case, a balance sheet and income statement) are complete and correct and have been prepared in accordance with the cash basis method of accounting applied on a consistent basis throughout the periods indicated and with each other, and fairly and accurately set forth the operating results of the Seller as of the dates and for the periods indicated therein. Since the date of such financial statements, there has not been any adverse change in the revenues from that reflected in such financial statements. The revenues set forth in such financial statements represent only the revenues from those customers and customer accounts relating to the Business and included in the Customer List. Exhibit G also includes an accurate and complete schedule of the Seller's gross charges, net collections and accessions from customers and payors on the Customer List for each calendar month in the twelve (12) months ended April 30, 1996.

     g. No Violation of Law.

     (i) The Business has been conducted in compliance with all applicable laws and regulations of federal, state and local governmental authorities (including without limitation laws relating to Medicare and Medicaid). The Seller possesses, and is in compliance with, all licenses, permits, approvals and other governmental authorizations necessary to the conduct of the Business (a listing of which licenses, permits and approvals has been provided to the Purchaser). No governmental authority which licenses or audits the Sellers has conducted any audit during the last five (5) years.

     (ii) The Seller has complied with all applicable Blue Cross/Blue Shield, Medicare, Medicaid, CHAMPUS and all other third party payor billing policies, procedures, limitations and restrictions (including, but not limited to, the laboratory billing restrictions in Section 1833(h) of the Social Security Act, 42 U.S.C. ss. 13951(h)).

     (iii) There is no pending or, to the knowledge of either Shareholder, threatened recoupment or penalty action or proceeding against the Seller under the Medicare or Medicaid programs or by Blue Cross/Blue Shield or by any other third party payor.

     (iv) No person has an ownership interest in the Business or any compensation, lease, rebate, discount or other remuneration arrangement with the Sellers triggering the restrictions of the provisions of the Stark Act, Section 1877 of the Social Security Act, 42 U.S.C. ss. 1395nn (as the same has been amended by the Omnibus Budget and Reconciliation Act of 1993) or in violation of the provisions of the Medicare-Medicaid Anti-Fraud and Abuse Amendments, Section 1128(b) of the Social Security Act, 42 U.S.C. ss. 1320a-7b(b) or of California Business and Professions Code Section 650 or California Labor Code Section 3215 (as the same have been amended by the Physician Ownership and Referral Act of 1933).

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     (v) The Seller has fully  complied  with the  requirements  of theStark Act
(including without limitation submission of the reports and completion of the laboratory reference form required by such Act).

     (vi) Neither the Seller or its agents, or managing employees (as defined as 42 U.S.C. ss. 1320a-5), has been excluded or is subject to exclusion from participation in federal or state health care programs pursuant to Section 1128 of the Social Security Act, 42 U.S.C. ss. 1320a-7 or related regulations or other federal or state laws and regulations and no such action is pending or has been threatened against such persons.

     (vii) Neither the Seller or its employees, agents or independent contractors, has participated in or caused (i) any false statement or omission or misrepresentation of fact in any application or claim for payment under Medicare or a state application or claim, or (ii) any application or claim for payment otherwise in violation of Section 1128A, 1128B or 1877 of the Social Security Act, 42 U.S.C. ss.ss. 1320a-7a, 1320a-7b and 1395nn; the False Claims Act, 31 U.S.C. ss. 3729 et seq.; the False Statements Act, 18 U.S.C. ss. 2002; the Program Fraud Civil Penalties Act, 31 U.S.C. ss. 3801 et seq.; or related regulations or other federal or state laws and regulations.

     h. Litigation, etc. There are no suits, actions or administrative, arbitration, unfair labor practice, worker's compensation or other proceedings or governmental investigations, pending or threatened against or relating, directly or indirectly, to the Purchased Assets or the Business, and there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or by arbitration, pursuant to a grievance or other procedure) against or relating to either the Seller or the Purchased Assets which could result in a material adverse effect, or any lien or other encumbrance, on the Purchased Assets.

     i. Brokers, Finders and Consultants. Each of the Sellers jointly and severally shall indemnify and defend the Purchaser and hold it harmless against any claims for any expenses, fees or commissions of any broker, finder or consultant retained by or working on behalf of either of the Sellers.

     j. Assignability of Contracts; No Default. The Seller has no reason to believe that assignments or other transfers of the Assigned Contracts (on terms at least as favorable to the Purchaser) will not be obtained for transfer to the Purchaser in accordance with Section 5(f) hereof at or prior to the Closing, without default, penalty or other similar restriction. No default or condition permitting declaration of default exists with respect to any of the Assigned Contracts. The Seller is not aware of any payments (other than payment for rent under Assigned Contracts relating to leased property) that will be required in the future to be made under the Assigned Contracts.



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     k. Certain Schedules.  The Purchaser's test menu (including prices)that has been provided to the Seller will be appropriate to service the accounts on the Customer List, except for the modifications for custom panels, individual tests and special client and/or patient prices listed on Exhibit H attached hereto. There are no custom panels or special pricing arrangements with accounts on the Customer List that are not reflected in such Exhibit H. The description of the Seller's courier routes, pick up times and pick up locations provided verbally or in writing to the Purchaser are accurate and complete.

     l. Taxes. All sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, for which the Purchaser could become liable as a result of acquiring the Purchased Assets or which could result in a lien on or charge against the Purchased Assets (collectively, "Taxes") have been or will be paid for all periods prior to and including the Closing Date. The Sellers have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date. There are not, and as of the Closing will not be, any liens for Taxes on any of the Purchased Assets (other than liens for Taxes not yet due and payable). The Seller has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to Employees. The Sellers are not "foreign persons" within the meaning of Section 1445(f)(3) of the Code. There are no pending or threatened proceedings with respect to Taxes. No agreement or arrangement regarding compensation which will be assumed by the Purchaser provides for any payments which could result in a nondeductible expense to the Purchaser pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

     m. Inventory. As of the Closing Date, the Purchased Assets shall include an inventory of drawing supplies (including, without limitation, drawing supplies located in client offices) that is sufficient for at least thirty (30) days of operations at the same volume as for the thirty (30) day period preceding the Closing Date.

     n. Health, Safety, Employment and Environmental Matters.

     (i) The Seller is in compliance with all federal, state, local and foreign health and occupational safety laws and all federal, state, local and foreign laws related to employment and employment practices, compensation and benefits, which are applicable to the Seller or the Business, and the Sellers have conducted the Business in compliance with the foregoing provisions.

     (ii) The Seller is in compliance with the terms and conditions of all environmental permits, licenses, and other authorizations required under applicable laws relating in any way to pollution of the environment, and the Seller has conducted the Business in compliance with the foregoing provisions.


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


     (iii) The Seller is in compliance with all applicable federal, state, local and foreign laws relating to emissions, discharges, and releases of hazardous materials into the environment and the generation, treatment, storage, transportation and disposal of hazardous wastes, including, without limitation, any applicable provisions of the Resource Conservation and Recovery Act of 1976 or the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Seller has conducted the Business in compliance with the foregoing provisions.

     (iv) There are no conditions at, on, under or related to, any real property of the Seller or at which they conduct or have conducted any of their operations or business which presently or potentially pose a significant hazard to human health or the environment, whether or not in compliance with law, and there has been no production, use, treatment, storage, transportation or disposal by the Seller of any Hazardous Substance, as hereinafter defined, at or on such real property nor any release or threatened release by the Sellers of any Hazardous Substance, pollutant or contaminant into or upon or over the real property or into or upon ground or surface water at or within 2,000 feet of the boundaries of such real property except in compliance with applicable law. No Hazardous Substance is now or ever have been stored by the Seller on such real property in underground tanks, pits or surface impoundments except in compliance with applicable law.

     (v) No action, investigation, proceeding, permit revocation, permit amendment, writ, injunction or claim is pending, nor has the Seller received any notice of any of the foregoing, concerning or relating to (i) the use, storage, sale or disposal of any Hazardous Substance related to or affecting the Purchased Assets, (ii) the exposure of any person to any Hazardous Substance as a consequence of any activity related to or affecting the Purchased Assets or
(iii) the presence of any Hazardous Substance in, on or under any of the Seller's facilities or any property owned, leased or occupied by the Seller which is related to or affecting the Purchased Assets.

     (vi) For purposes of this Agreement, "Hazardous Substance" shall mean any environmentally hazardous or toxic substance, material or waste which is currently regulated as such by any local governmental authority, any state or the United States Government.

     o. Material Misstatements and Omissions. No representation or warranty by either of the Sellers in this Agreement, any Related Agreement or in any certificate furnished or to be furnished by either of the Sellers pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.   Representations  and  Warranties  of  the  Purchaser.   The  Purchaser
represents and warrants to the Seller as follows:

     a. Organization. The Purchaser is a corporation duly organized and validly existing under the laws of the State of California and has all requisite power and authority to own, operate and carry on its business as it is now conducted.

     b. Due Authority; Valid and Binding Agreements. The Purchaser has the power and authority to enter into and be bound by the terms and conditions of this Agreement and the Related Agreements to which it is a party and to carry out its obligations pursuant hereto and thereto. Each of this Agreement and the Related Agreements to which the Purchaser is a party is or, upon execution and delivery thereof, will be, a legal, valid and binding obligation of the Purchaser, in each case enforceable against the Purchaser in accordance with its terms. The execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements has been authorized and approved by all necessary corporate action.

     c. No Conflicts or Violations. Neither the execution or delivery of this Agreement and the Related Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with or result in any violation of or constitute a default under any provision of the Purchaser's Articles of Incorporation or Bylaws or any agreement, mortgage, bond, indenture, franchise or other instrument or obligation to which the Purchaser is a party or by which it is bound, (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, the Purchaser or upon the property or business regulation of any jurisdiction as such law or regulation relates to the Purchaser or the property or business or the Purchaser, (iii) constitute a violation by the Purchaser of any law or regulation of any jurisdiction, or (iv) result in the breach of any of the terms or conditions of, or constitute a default under, or otherwise cause any impairment of, any permit, license or other governmental authorization held by the Purchaser or required of the Purchaser to conduct its business.

     d. Brokers, Finders and Consultants. The Purchaser shall indemnify and defend the Sellers and hold each of them harmless against any claims for any expenses, fees or commissions of any broker, finder or consultant retained by or working in the Purchaser's behalf.

     e. Materials Misstatements and Omissions. No representation or warranty by the Purchaser in this Agreement or the Related Agreements or in any certificate furnished or to be furnished by the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or, omits or will omit to state a material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

     5. Interim Agreements.

     a. Access; Confidentiality. The Sellers agree to make available all books, records, facilities, employees and information necessary for the Purchaser to evaluate thePurchased Assets. Each party hereto shall keep confidential and shall not make use of any information treated by the other party as confidential

(including, without limitation, the existence of this Agreement), obtained from the other party concerning the assets, properties, business or operations of the other party other than to legal counsel, auditors, board members, consultants, financial advisers, key employees, lenders and investment bankers where such disclosure is related to the performance of obligations under this Agreement or the consummation of the transactions contemplated under this Agreement (all of whom shall be similarly bound by the provisions of this Section 5(a)), except as may be required to be disclosed by applicable law. Notwithstanding the foregoing, the foregoing confidentiality restrictions shall not apply to (i) information that was in the receiving party's possession prior to receipt from the disclosing party, (ii) information that becomes generally available to the public other than as a result of the receiving party's fault or action, (iii) information that becomes available to the receiving party from some source other than the disclosing party, provided that such source is under no non-disclosure obligation, or (iv) information that is developed independently by the receiving party without reference to the disclosing party's information.

     b. Public Announcements. The Purchaser and the Sellers agree to cooperate in good faith and mutually consent to any press release or public statement with respect to the existence of this Agreement or the transactions contemplated hereby, and further agree not to issue any such press release or public statement prior to consultation with the other, except as may be required by law; provided, however, that the Purchaser shall be entitled to include information in any filing with the Securities and Exchange Commission or such press release or public statement which is reasonably necessary to comply with the Purchaser's securities law reporting and disclosure requirements or policies.

     c. Interim Operations. The Seller agrees that, from the date of this Agreement to the Closing Date, the Seller will carry on its activities with respect to the Purchased Assets and the Business in the ordinary course and in substantially the same manner as it has prior to this Agreement, and shall take no action (i) that could diminish the value of the Purchased Assets, or (ii) that would result in any representation or warranty of the Sellers being untrue at the Closing Date. The Sellers agree to use their respective best efforts prior to the Closing Date to cause the retention of all clients and payors on the Customer List and to maintain the level of service provided to such clients and payors.

     d. Occurrence of Conditions. Each party hereto shall use its best efforts, or where appropriate cooperate in the efforts of the other party, to cause the occurrence of the conditions specified in Section 6 and Section 7 of this Agreement.

     e. Non-solicitation Agreement. From the date hereof and until the Closing Date or the termination of this Agreement, whichever occurs earlier, neither of the Sellers shall, whether directly or indirectly or through any shareholder, officer, employee, affiliate, advisor or other consultant, initiate or participate in any discussion or negotiation relating to, or provide any information in connection with, any possible sale, directly or indirectly, of the Sellers, any of their assets or business (including, without limitation, the Purchased Assets), to any party other than the Purchaser.

     f. Certain Assignments. The Seller shall use their respective best efforts to obtain assignments to Purchaser of each of the Assigned Contracts on the same terms or terms more favorable to the Purchaser as currently exist with respect to the Seller.

     g. Employment Arrangements. The Purchaser shall pay the Shareholders a commission for new accounts that are approved by the Purchaser and commence service within 90 days after the Closing Date. The commission rate paid shall be eight percent (8.0%) of Net Collections (as defined in Section 2.c.iii.) received by Meris for the twelve (12) consecutive months following submission by the Shareholders of such new account for payment. The Purchaser will have no obligation to employ any employees of the Sellers after the Closing Date and the Seller shall be solely responsible for all severance, termination and other employment-related liabilities.

     6. Conditions to Obligations of the Purchaser. Absent a waiver in writing, all obligations of the Purchaser under this Agreement, except the obligations set forth in Section 5 and Section 9 hereof, are subject to the satisfaction of the following conditions, to the Purchaser's reasonable satisfaction, on or before the completion of the Closing on the Closing Date:

     a. Representations, Warranties and Performance. The representations and warranties of the Sellers contained herein shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct with the same force and effect as if such representations and warranties have been made at and as of the Closing Date; the Sellers shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by the Sellers prior to or at the Closing Date; and each of the Sellers shall have furnished to the Purchaser a certificate dated the Closing Date, verifying, in such detail as the Purchaser may reasonably request, to the fulfillment of the foregoing conditions.

     b. Litigation. There shall not be pending any litigation before any court or governmental agency (i) the outcome of which could reasonably be expected to have a material adverse affect on the Purchased Assets or their value to the Purchaser, or (ii) to restrain or prohibit or to obtain damages or other relief in connection with, or which is related to or arises out of, this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

     c. Certain Assignments. The assignments of the Assigned Contracts as described in Section 5(f) hereof shall have been received to the Purchaser's satisfaction, or the Seller shall have provided the Purchaser with reasonable assurances that such assignments will be obtained promptly following the Closing Date.

     d. Absence of Material Changes. There shall not have been any adverse change in or to the Purchased Assets or revenues obtained or anticipated to be obtained therefrom. e. Related Agreements. The Sellers shall have executed and delivered each of the Related Agreements to which they are a party.

     f. Approvals. All consents, approvals and filings required under any applicable law, rule or regulation to be completed or obtained prior to the transactions contemplated by this Agreement and the Related Agreements shall have been so completed or obtained, as the case may be.

     g. FIRPTA Affidavit. The Seller shall have provided the Purchaser with an affidavit stating, under penalty of perjury, that the Seller is not a foreign person and providing such Seller's U.S. taxpayer identification number.

     h. Cooperation in Transition. At least five (5) business days prior to the Closing Date, the Seller shall have provided the Purchaser with an opportunity to meet with an interview the Seller's employees and representatives of accounts listed on the Customer List, in order for the Purchaser to familiarize itself with the operation of the Seller's business and to facilitate the transition of the Business to the Purchaser.

     7. Conditions to Obligations of the Sellers. Absent a waiver in writing, all obligations of the Sellers under this Agreement, except the obligations set forth in Sections 5 and 9 hereof, are subject to the satisfaction of the following conditions, to the Seller's reasonable satisfaction, on or before the completion of the Closing on the Closing Date:

     a. Representations, Warranties and Performance. The representations and warranties of the Purchaser shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct with the same force and effect as if such representations and warranties had been made at and as of the Closing Date; the Purchaser shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     b. Litigation. There shall not be pending any litigation before any court or governmental agency to restrain or prohibit or to obtain damages or other relief in connection with, or which is related to or arises out of, this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

     c. Related Agreements. The Purchaser shall have executed and delivered the Related Agreements to which it is a party.

     d. Approvals. All consents, approvals and filings required under any applicable law, rule or regulation to be completed or obtained prior to the transactions contemplated by this Agreement and the Related Agreements shall have been so completed or obtained, as the case may be.

     8. Termination; Survival and Effect of Termination.

     a. Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

     (i) By mutual consent of the Purchaser and the Seller;

     (ii) By the Purchaser, if any of the conditions set forth in Section 6 shall have become incapable of fulfillment prior to May 30, 1996, through no fault of the Purchaser and shall not have been waived by the Purchaser;

     (iii) By the Seller, if any of the conditions set forth in Section 7 shall have become incapable of fulfillment prior to May 30, 1996 through no fault of the Sellers and shall not have been waived by the Sellers;

     (iv) By either the Purchaser, on one hand, or the Sellers, on the other hand, if (A) the other has breached this Agreement in any material respect, (B) any of the representations and warranties made by the other in Section 3 or
Section 4 of this Agreement (as the case may be) is false or inaccurate in any material respect, or (C) the Closing does not occur on or before May 30, 1996 (unless such date is extended by mutual agreement), but only if the failure to consummate such transaction on or before such date did not result from the failure by the party seeking such termination to fulfill any condition set forth in Section 5(d), Section 6 or Section 7, as the case may be, which is a condition precedent to the obligation of the other under this Agreement to consummate the transactions contemplated hereby; or

     (v) Without limiting the foregoing, by the Purchaser if there has been a material adverse change in the Purchased Assets or the revenue and income expected to be obtained therefrom.

     b. Survival. If this Agreement is terminated prior to Closing and the transactions contemplated hereby are not consummated at such time as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5(a) (relating to the obligations of confidentiality); Section 5(b) (relating to disclosure); Section 8 (relating to termination); Section 9(a) (relating to indemnification); Section 9(b) (relating to arbitration); and Section 10 (relating to certain miscellaneous provisions); provided, however, that such termination shall not limit any rights or obligations of any party hereto for breach of this Agreement or any Related Agreement.

     c. Effect of Termination. Notwithstanding Section 8(b) hereof, if theSellers terminates this Agreement prior to the Closing pursuant to paragraph 8(a)(iii), 8(a)(iv)(A) or 8(a)(iv)(B) above or if the Purchaser terminates this Agreement pursuant to paragraph 8(a)(ii), 8(a)(iv)(A), 8(a)(iv)(B) or 8(a)(v) above, the terminating party shall be entitled to recover from the other party all reasonable costs and expenses incurred by the terminating party with respect to the transactions contemplated by this Agreement, including attorneys' and consultants' fees, as well as any damages or other relief the terminating party may be entitled to collect by law.

     9. Covenants Following Closing.

     a. Indemnification.

     (i) Indemnification by Seller and the Shareholders. Each of the Seller and the Shareholders, jointly and severally, agrees to indemnify, defend and hold the Purchaser harmless from and against any and all losses, claims, demands, damages, costs and expenses (including without limitation, reasonable attorneys' fees and disbursements) of every kind, nature and description (collectively "Claims") based upon, arising out of or otherwise in respect of (A) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Sellers contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement (including, without limitation, any expenses incurred by the Purchaser in connection with any governmental proceeding or investigation relating to the conduct of the Business prior to the Closing Date); (B) any claim arising out of or made in connection with the conduct of the Business prior to the Closing Date; (C) any claim arising out of or related to the liabilities not expressly assumed by the Purchaser pursuant to this Agreement (including, without limitation, those described in Section 1(c) hereof; or (D) any claim arising out of or related to performance of any Assigned Contract prior to the date of assignment thereof to the Purchaser. Each of the Sellers agrees that any breach of this Agreement by the other Seller shall be deemed to be a breach of this Agreement by each Seller, and that all of the obligations of the Sellers under this Agreement shall be, in all cases, joint and several. The Purchaser may, at its option (and without limiting any other rights or remedies available to the Purchaser), deduct the amount of any Claim described above from any amounts required to be paid to the Sellers under Section 2(c) of this Agreement.

     (ii) Indemnification by the Purchaser. The Purchaser agrees to indemnify, defend and hold the Sellers harmless from and against any and all Claims based upon, arising out of or otherwise in respect of (A) any inaccuracy in or any breach of any representation, warranty, covenant or Agreement of the Purchaser contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement; (B) any claim arising out of or made in connection with the Purchaser's conduct of its business after the Closing Date; or (C) any claim arising out of or related to performance of any Assigned Contract following the date of assignment thereof to the Purchaser.

     b. Arbitration. Any dispute arising between the parties with respect to this Agreement (including, without limitation, in regard to any claim under Section 9(a) hereof) orany Related Agreement, shall be settled by arbitration conducted in San Jose, California. If either party wishes to commence an arbitration hereunder, it shall serve written notice to such effect on the other party and, within 45 days thereafter, the parties shall mutually select a single arbitrator to conduct such arbitration from among a list of retired federal and state trial court judges eligible to serve in such capacity furnished to the parties by the American Arbitration Association. If the parties are unable to select an arbitrator by mutual agreement within such period, the arbitrator shall be selected by the American Arbitration Association in accordance with its procedures. In conducting the arbitration, the arbitrator shall apply the Commercial Arbitration Rules of the American Arbitration Association as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to any extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. Costs and expenses, including reasonable attorneys' fees incurred with respect to the arbitration, shall be borne by the losing party, unless otherwise determined by the arbitrator based on a showing of good cause to vary from the usual rule expressed in this sentence. The arbitrator's award shall be final and unappealable. A judgment upon the award may be entered in any court having jurisdiction of the parties.

     c. Seller's Employees. The Seller agrees that it shall bear sole responsibility for all amounts due and payable or otherwise arising with respect to the Seller's employees at and prior to the Closing Date, including but not limited to, all salaries, wages, commissions, profit and revenue sharing, and holiday, vacation and severance pay, bonuses and past service credits and shall have made and remitted, for all periods through and including the Closing Date, all payroll deductions, remittances and contributions, including, but not limited to, employees' salaries and wages, commissions, bonuses and profit-sharing required under contract, any collective bargaining agreements or applicable laws and regulations.

     d. Use of Name. Following the Closing Date, neither of the Sellers shall use the name "ROCEL" or any variations thereon, except in connection with winding up of the Business.

     f. Transition Support.

     (i) The Sellers will use their respective best efforts to assist the Purchaser in achieving the orderly transition of the Purchased Assets to the Purchaser, and the Sellers shall cooperate in connection with such transition (including, without limitation, in providing any introduction to customers, clients and payors on the Customer List), in order that the Purchaser may incorporate the Purchased Assets into its existing laboratory operations with no interruption in service to clients or diminution in quality and no diminution in the value of the Purchased Assets.

     (ii) The Seller shall observe faithfully the terms of all Assigned Contracts until assignments or transfers thereof have been obtained.

     (iii) For a period of four (4) years following the Closing Date, the Purchaser shall make available such books and records included in the Purchased Assets as are requested by the Secretary of Health and Human Services, the Comptroller General of the United States, or their authorized representatives, pursuant to Section 952 of the Omnibus Reconciliation Act of 1980 (or any successor or other applicable statute or regulation), in compliance with the time, place and manner of providing access set forth in such request.

     (iv) The Sellers shall provide each other with such information and access to books and records as may reasonably be requested by the other in connection with any Claim or the preparation of any returns of Taxes and audits or other proceedings relating to Taxes.

     10. Miscellaneous.

     a. Survival of Representations and Warranties. All representations and warranties of the Purchaser and the Sellers made in this Agreement or in any certificate, document or other instrument delivered pursuant hereto shall survive the execution and delivery hereof and the Closing.

     b. Fees and Expenses. Subject to the provisions of Sections 8(c) and 9(e) hereof, each of the parties hereto shall bear its own fees and expenses, including fees of counsel and accountants, incurred in connection with the negotiation of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby or otherwise arising out of, or by reason of, this Agreement or any Related Agreement.

     c. Entire Agreement; Third Party Beneficiaries. This Agreement and the Related Agreements (including the exhibits and schedules hereto and thereto) constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto. The parties hereto acknowledge and agree that no third party (including any employee of the Sellers) is intended to be a third-party beneficiary of this Agreement or any Related Agreement.

     d. Amendments. No amendment, modification or rescission of this Agreement or any Related Agreement shall be effective unless set forth in writing executed by the party sought to be bound thereby.

     e. Notices. Any notice given hereunder or under any Related Agreement (except as otherwise provided therein) shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or other means), the day after delivery by commercial courier to a responsible individual or the third day after mailing by certified or registered mail, postage prepaid, as follows:

                           (1)     If to the Purchaser:
                                   Meris Laboratories, Inc.
                                   2890 Zanker Road
                                   San Jose, CA  95134
                                   (408) 434-9200

                    Attention: William Neeley, MD, President

                    1)       If to the Sellers:
                             c/o ROCEL Clinical Diagnostics, Inc.
                             Celia Blando or Romeo Torres
                             P.O. Box 7368
                             Oxnard, CA   93031


or to such other address as any party may have furnished in writing to the other party in the manner provided above.

     f. Assignment. No party may assign this Agreement or any Related Agreement, nor may any of its rights hereunder be assignable or transferable, in any manner by a party, without the prior written consent of the other party. Notwithstanding the foregoing, however, the Purchaser (and its successors) may assign this Agreement or any Related Agreement and any or all of the Purchaser's rights and obligations hereunder or thereunder, to another entity (i) if such entity has at least the same net worth immediately following such assignment as the Purchaser immediately prior to such assignment, or (ii) in connection with any sale of all or substantially all of the Purchaser's assets or the sale of at least a majority of the Purchaser's capital stock, and so long as, in either case, such entity acknowledges and accepts in writing the obligations assumed pursuant to such assignment. Any proposed assignment in violation of this
Section 10(f) shall be void. Subject to the foregoing, this Agreement and the Related Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors, assigns and legal representatives.

     g. Incorporation by Reference. All Exhibits referred to in this Agreement are by this reference incorporated herein as an integral part hereof.

     h. Governing Law. This Agreement and the Related Agreements and the respective rights and obligations of the parties hereto and thereto shall be construed under and by the laws of the State of California, without reference to conflicts of laws principles.

     i. Captions. The title to the Sections and subsections of this Agreement and the Related Agreements are included herein solely for convenience, are not a part of this Agreement or any Related Agreement and do not in any way limit or amplify the terms of this Agreement or any Related Agreement.

     j. Attorneys' Fees. If any legal action or proceeding is brought to enforce or interpret this Agreement or any Related Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs in connection with such action or proceeding in addition to all other relief to which such party may be entitled.

     k. No Waiver. It is understood and agreed that no failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege be deemed to operate as a waiver of any other right, power or privilege hereunder.

     l. Counterparts. This Agreement and any Related Agreement may be executed in any number of counterparts, each of which shall be considered to be an original, but all of which together shall constitute one and the same instrument.




                            [SIGNATURE PAGE FOLLOWS]

              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

PURCHASER:                                  MERIS LABORATORIES, INC.,
                                            a California corporation



                                            By:  /S/ William Neeley, M.D.
                                                ---------------------------
                                                  William Neeley, M.D.
                                                  President

SELLER:
                                            ROCEL Clinical Diagnostics, Inc.
                                            a California corporation



                                             By: /s/ Celia Blanda
                                                ----------------------------
                                          Title: TECH. DIRECTOR
                                                ----------------------------

SHAREHOLDERS:

                                            /s/ Celia Blanda
                                            ----------------------------------
                                            Celia Blando, an individual

                                            /s/ Romeo Torres
                                            ----------------------------------
                                            Romeo Torres, an individual

                                LIST OF EXHIBITS


Exhibit A                       Customer List

Exhibit B                       Equipment

Exhibit C                       Assigned Contracts

Exhibit D                       Non-competition Agreement

Exhibit E                       Bill of Sale

Exhibit F                       Purchase Price Allocation

Exhibit G                       Seller's Financial Statements

Exhibit H                       Special Panels and Pricing

                                    EXHIBIT A

                                  CUSTOMER LIST



Group A                                 GROUP B
- -------                                 -------

David Kerwin                            Chris Mele/Indian Health
E. Leslie Weeks                         David Shields
Hien-Van Nguyen                         Burt McDowell
Tung Phan                               Antoine Pham
Minh-Tam Nguyen                         Ngai-Xuan Nguyen
Nora Ancheta                            Thinh Nguyen
Renuka Patel                            Raphael Chu
Howard Thornton/Infinity Home Care      Thuan Luu
John McClain                            Youbert Kavalian
Kenneth Rebong                          Chau Minh Nguyen
Marie-Anson Rebong                      Leticia Lutap
Rom Romero                              Cao Van Tran
Sam Khieu                               Rafia Parveen



A. Clients listed in Group A are considered Active for purposes of each earnout period.

B.   Any physician listed in Group B will be considered Active if during the two
     (2) month period from June 1, 1996 to July 31, 1996 adjusted gross charges for that account averages $1,000 per month. Any physician in Group B that does not fit the above criteria will not be considered Active.

                                    EXHIBIT B

                            DESCRIPTION OF EQUIPMENT

Purchased Assets:

Tangible purchased assets shall include the following items located in the remote draw stations:

1.   Modesto
     1 centrifuge              $100
     1 refrigerator              50
     1 table                     50
     1 chair, for drawing        25
     waiting room chairs         25
                               ----
                               $250

2.   Riverbank
     1 centrifuge              $100
     1 refrigerator              50
     1 table                     50
     1 chair, for drawing        25
     waiting room chairs         25
                               ----
                               $250

              TOTAL            $500
                               ====

                                    EXHIBIT C

                               ASSIGNED CONTRACTS

     1. Lease or sublease agreements for the Seller's offices or draw stations at the following locations:

     a.       110 Santa Barbara Ave.
              Modesto, California

     b.       3227 Stanislaus
              Riverbank, California 95367

                                    EXHIBIT D
                            NON-COMPETITION AGREEMENT

         Agreement is made and entered into as of May 16, 1996, by and between Meris Laboratories, Inc., a California corporation, (the "Purchaser"), and ROCEL Clinical Diagnostics, Inc., a California corporation (the "Seller"), and Celia Blando and Romeo Torres, individuals (collectively, the "Shareholders") (the Seller and the Shareholders are referred to herein collectively as the "Selling Parties").

     A. The Selling Parties are parties to that certain Asset Purchase Agreement dated May 16, 1996 (the "Purchase Agreement"), pursuant to which the Purchaser has purchased certain assets (including the customer list attached thereto as Exhibit A (the "Customer List") relating to the Selling Parties' clinical laboratory testing business; and

     B. The Shareholders are the only shareholders of the Seller.

     C. The business relationships that the Selling Parties have maintained with the Seller's clients contribute substantially and materially to the value of the Customer List, and the Selling Parties' knowledge and experience in the laboratory business and their financial and investment ability could be used in a manner which would prevent the Purchaser from realizing the benefits it bargained for in purchasing such Customer List; and

     D. The Selling Parties are willing to enter into this Agreement in further consideration of the obligations undertaken by the Purchaser in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and in the Purchase Agreement, the parties agree as follows:

     1. Noncompetition Covenant of the Selling Parties. No Selling Party shall, during the period specified in Section 2 below, do any of the following without the prior written consent of the Purchaser:

     a. Carry on in any county or other political subdivision of any state or commonwealth of the United States of America in which a client or client account listed on the Customer List is located, including (without limitation) Santa Clara and Stanislaus County (collectively, the "Restricted Territory") any business or activity in the field of commercial medical laboratory testing services, (collectively, "Laboratory Services"), whether directly or indirectly, as a partner, shareholder, principal, agent, medical director, affiliate or consultant;

     b. Solicit or influence or attempt to influence any customer, client, payor or other person located within the Restricted Territory, including (without limitation) those listed on the Customer List, either directly or indirectly, to direct, his, her or its purchases of Laboratory Services to any person, firm, corporation, institution or other entity in competition with the business of the Purchaser; or

     c. Solicit or influence or attempt to influence any person employed by the Purchaser, including any such employee who may previously have been employed by any Selling Party, to terminate or otherwise cease his or her employment with the Purchaser or become an employee of any Selling Party, any affiliate of any Selling Party, or any competitor of the Purchaser.

     2. Duration. The covenants set forth in Section 1 shall be effective commencing as of the date hereof and shall continue with respect to a Selling Party until the fifth (5th) anniversary of the date of this Agreement.

     3. Certain Inquiries. Each Selling Party agrees that to the extent any of them receive during the term hereof any inquiries or requests for Laboratory Services of the type provided by the Sellers prior to the date hereof in the Restricted Territory from any person, whether or not such person is listed on the Customer List, such Selling Party shall state only that the Customer List has been acquired by the Purchaser.

     4. Limitations on Non-Competition Covenant. Section 1 of this Agreement shall not be deemed to apply to any investments any Selling Party may make in any publicly traded company so long as such Selling Party's aggregate holdings do not exceed one percent (1%) of the outstanding voting securities of such company.

     5. Confidentiality. During the term hereof, each Selling Party agrees not to disclose, communicate, use to the detriment of the Purchaser (or its business) or for the benefit of any other person, or misuse in any way, any proprietary or confidential information of the Purchaser such as information relating to the Seller's business, trade secrets, personnel, processes, techniques, know-how, customer lists, formulas and other information and technical data.

     6. Severability. The scope and effect of the covenants contained in this Agreement shall be as broad in time (but not beyond the duration specified in Section 2 hereof), geography, and in all other respects as is permitted pursuant to the provisions of Sections 16600 through 16602 of the Business and Professions Code of the State of California, or other applicable law. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement restricts competition to a greater degree than is permitted by law, such term or provisions shall be adjusted rather than voided, if possible, in accordance with the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall be deemed valid and enforceable to the maximum extent possible.

     7. Remedies. The parties hereto acknowledge and agree that the extent of damages to the Purchaser in the event of a breach of the covenants contained in this Agreement by any of the Selling Parties would be difficult or impossible to ascertain and that there is and will be available to the Purchaser no adequate remedy at law in the event of any such breach. Consequently, each of the Selling Parties hereby agrees that in the event of such breach, the Purchaser shall be entitled to enforce any or all of the covenants contained in this Agreement by injunctive or other equitable relief.

     8. Publicity. During the period specified in Section 2 hereof, the Selling Parties will not make any public statement concerning the Purchaser or the existence or terms of this Agreement, except as required by applicable securities laws.

     9. Miscellaneous. The provisions of Section 10(b), (c), (d), (e), (f), (h),
(i), (j), (k) and (l) of the Purchase Agreement are incorporated herein by reference and made a part hereof (with all references to the "Agreement" therein being construed to be references to this Agreement).

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    MERIS LABORATORIES, INC.,
                                    a California corporation

                                    By: /s/ William Neeley. M.D.
                                        ------------------------
                                        William Neeley. M.D.
                                        President

SELLING PARTIES:


                                    ROCEL Clinical Diagnostics, Inc.
                                    a California corporation


                                    By: /s/ Celia Blando
                                        -------------------------------
                                    Title:   TECH. DIRECTOR
                                           ----------------------------

                                        /s/ Celia Blando
                                    -----------------------------------
                                       Celia Blando, an individual

                                        /s/ Romeo Torres
                                    ------------------------------------
                                       Romeo Torres, an individual

                                    EXHIBIT E

                                  BILL OF SALE

     KNOW ALL MEN BY THESE PRESENTS, that ROCEL Clinical Diagnostics, Inc., a California corporation (the "Transferor"), in exchange for consideration set forth in the Asset Purchase Agreement (the "Agreement") dated as of May 16, 1996, by and among the Transferor and MERIS LABORATORIES, INC., a California corporation (the "Transferee"), hereby sells, transfers, assigns and conveys unto Transferee, its successors and assigns, free and clear of all liens and encumbrances, all of the right, title and interest of Transferor in and to the Purchased Assets (as described in the Agreement), including (without limitation) the customer list attached hereto as Exhibit A and the equipment and other personal property described in Exhibit B attached hereto.

     TO HAVE AND TO HOLD the same unto the Transferee, its successors or assigns, forever, and the Transferor hereby agrees that the Transferor will from time to time, if requested by the Transferee, its successors and assigns, execute, acknowledge and deliver, or will cause to be done, executed and delivered to the Transferee, or its successors or assigns, all further acts, transfers, assignments, deeds, powers and assurances of title, and additional papers and instruments, and do or cause to be done all acts or things as often as may be proper or necessary for better assuring, conveying, transferring and assigning all of the property hereby conveyed, transferred or assigned, and effectively to carry out the intent hereof, and to vest in the Transferee the entire right, title and interest of the Transferor in and to all of the said property, and the Transferors will warrant and defend the same to the Transferee, its successors and assigns, forever against all claims or demands whatsoever.

  IN WITNESS WHEREOF, the Transferor has executed this instrument as of May 16, 1996.

                                   ROCEL Clinical Diagnostics, Inc.,
                                   a California corporation


                                   By:  /s/ Celia Blando
                                       ----------------------

                                   Title:  TECH. DIRECTOR
                                          -------------------

                                    EXHIBIT F

                            PURCHASE PRICE ALLOCATION



Customer List and and Goodwill                       $249,500

Equipment (See Exhibit B)                                 500

Noncompete Agreement (See Exhibit D)                   50,000
                                                     --------
                                                     $300,000
                                                     ========

                                    EXHIBIT G

                          SELLER'S FINANCIAL STATEMENTS


                [TO BE PROVIDED BY SELLER BY SEPTEMBER 30, 1996]




Note:The Company  anticipates  to file  Exhibit G to Exhibit  10.1 (filed to the
     June 30, 1996 Quarterly Report on Form 10-Q) along with the Quarterly Report on Form 10-Q for the period ended September 30, 1996.

                                    EXHIBIT H

                           SPECIAL PANELS AND PRICING

                                              UNIT CODE INFORMATION - COMPLETE
                    PAGE   1
                                                  ACTIVE AND INACTIVE
USER: HT            5/17/96
                    11:17:18


1)Unit Code              350345
2)Ordering Mnemonics     CH20R
3)Reporting Title        CHEM 20
5)Specimen Type          S
6)Worklist               CHEM
7)Test Code              35000 - SODIUM
                         35020 - POTASSIUM
                         35040 - CHLORIDE
                         35060 - CO2
                         35100 - GLUCOSE
                         35940 - BUN
                         36040 - CREATININE
                         36220 - TOTAL PROTEIN
                         36260 - ALBUMIN
                         36280 - GLOBULIN
                         36300 - A/G RATIO
                         36860 - URIC ACID
                         36900 - CALCIUM
                         36940 - PHOSPHORUS
                         37020 - TOTAL BILIRUBIN
                         37140 - ALKALINE PHOSPHATASE
                         37280 - AST (SGOT)
                         37300 - ALT (SGPT)
                         37320 - LD
                         37460 - CK TOTAL
                         37740 - CHOLESTEROL
                         37760 - TRIGLYCERIDES
11)Pathologist Review    N
13)Container Type        SST
15)Transport Temperature REFRIGERATE
17)Laboratory Area       RTA
19)Day (s) Test Set-up   DAILY
30)Special Instructions for Draw List
                         1 ML SERUM
40)Report Sequence       350345

10056260(PROFILE)        Unit Code: 350550   Unit Code Name: CHEM 23
  ROCEL 24 PROFILE                  39140         T4
                         Mnemonic: ROC24

10056250 (PROFILE)       Unit Code: 350550   Unit Code Name: CHEM 23
  ROCEL 28 PROFILE                  39140         T4
                                    100000        CBC, 4 INDICES,5 PART DIFF
                         Mnemonic: ROC28

10056060 (PROFILE)       Unit Code: 350550   Unit Code Name: CHEM 23
 ROCEL 30 COMPREHENSIVE             377860              HDL,LDL,C/H,L/H
                                    37820               VLDL
                                    391400              THYROID SCREEN
                                    39340               TSH - HIGHLY SENSITIVE
                                    11040               SED RATE, WESTERGREN
                                    61220               RPR
                                    150000              URINALYSIS
                                    150020              UA MICROSCOPIC
                         Mnemonic: ROC30

                                             UNIT CODE INFORMATION - COMPLETE
                    PAGE   2                        ACTIVE AND INACTIVE
USER: HT            5/17/96
                    11:17:18

10056080 (PROFILE)  Unit Code: 37640  Unit Code Name: IRON
  ANEMIA PANEL                 376600                 TIBC,UIBC,%SAT
                               37720                  FERRITIN
                               41520                  FOLATE, SERUM
                               100000                 CBC, 4 INDICES,5 PART DIFF
                               10640                  RETICULOCYTE COUNT
                    Mnemonic: ROCANEM
10056070 (PROFILE)  Unit Code: 36860  Unit Code Name: URIC ACID
  ARTHRITIS PANEL              36900                  CALCIUM
                               36940                  PHOSPHORUS
                               37140                  ALKALINE PHOSPHATASE
                               61440                  RHEUMATOID FACTOR
                               11040                  SED RATE, WESTERGREN
                    Mnemonic: ROCARTH
1) Unit Code                  351070
2) Ordering Mnemonics         CH10R
3) Reporting Title            CHEM 10
5) Specimen Type              S
6) Worklist                   CHEM
7) Test Code                  35100 - GLUCOSE
                              35940 - BUN
                              36040 - CREATININE
                              36220 - TOTAL PROTEIN
                              36260 - ALBUMIN
                              36280 - GLOBULIN
                              36300 - A/G RATIO
                              36860 - URIC ACID
                              36900 - CALCIUM
                              36940 - PHOSPHORUS
                              37020 - TOTAL BILIRUBIN
                              37740 - CHOLESTEROL
11) Pathologist Review        N
13) Container Type            SST
15) Transport Temperature     REFRIGERATE
17) Laboratory Area           CHEMISTRY
19) Day (s) Test Set-up       DAILY
30) Special Instructions for Draw List
                              1 ML SERUM
40) Report Sequence           351070
 1) Unit Code                 350125
 2) Ordering Mnemonics        CH10G
 3) Reporting Title           CHEM 10
 5) Specimen Type             S
 6) Worklist                  CHEM
 7) Test Code                 35000 - SODIUM
                              35020 - POTASSIUM
                              35100 - GLUCOSE
                              35940 - BUN
                              36040 - CREATININE

                                              UNIT CODE INFORMATION - COMPLETE
                    PAGE   3                          ACTIVE AND INACTIVE

USER: HT            5/17/96
                    11:17:18

7)   Test Code cont'd         36900 - CALCIUM
                              37020 - TOTAL BILIRUBIN
                              37280 - AST(SGOT)
                              37740 - CHOLESTEROL
                              37760 - TRIGLYCERIDES
11) Pathologist Review        N
13) Container Type            SST
15) Transport Temperature     REFRIGERATE
17) Laboratory Area           CHEMISTRY
19) Day(s) Test Set-up        DAILY
30) Special Instructions for Draw List
                              1 ML SERUM
40) Report Sequence           350125

10056090 (PROFILE)            Unit Code: 35000   Unit Code Name: SODIUM
  HYPERTENSION PROFILE                   35020                   POTASSIUM
                                         35100                   GLUCOSE, RANDOM
                                         35940                   BUN
                              Mnemonic: ROCHYP

1) Unit Code                  360030
2) Ordering Mnemonics         LIVRR
3) Reporting Title            LIVER PROFILE
5) Specimen Type              S
6) Worklist                   CHEM
7) Test Code                  36220 - TOTAL PROTEIN
                              36260 - ALBUMIN
                              36280 - GLOBULIN
                              36300 - A/G RATIO
                              37020 - TOTAL BILIRUBIN
                              37040 - DIRECT BILIRUBIN
                              37060 - IND BILIRUBIN
                              37100 - GGT
                              37280 - AST(SGOT)
                              37300 - ALT(SGPT)
                              37320 - LD
11) Pathologist Review        N
17) Laboratory Area           CHEMISTRY
40) Report Sequence           360030

10056270 (PROFILE)            Unit Code: 37560    Unit Code Name: AMYLASE, TOTAL
  PANCREATIC PROFILE                     37620                    LIPASE
                                         37760                    TRIGLYCERIDES
                                         36900                    CALCIUM
                                         37100                    GGT
                              Mnemonic: ROCPAN

                                              UNIT CODE INFORMATION - COMPLETE
                    PAGE   4                         ACTIVE AND INACTIVE

USER: HT            5/17/96
                    11:17:18

1) Unit Code             351060
2) Ordering Mnemonics    CH7R
3) Reporting Title       CHEM 7
5) Specimen Type         S
6) Worklist              CHEM
7) Test Code             35000 - SODIUM
                         35020 - POTASSIUM
                         35100 - GLUCOSE
                         35940 - BUN
                         36040 - CREATININE
                         36220 - TOTAL PROTEIN
                         36260 - ALBUMIN
                         36280 - GLOBULIN
                         36300 - A/G RATIO
11) Pathologist Review   N
13) Container Type       SST
17) Laboratory Area      CHEMISTRY
19) Day(s)Test Set-up    DAILY
30) Special Instructions for Draw List
                         0.5 ML
40) Report Sequence      351060

10056310 (PROFILE)       Unit Code: 350550 Unit Code Name:CHEM 23
  CH23,HDL/LDL,THYSCN,TSH,ESR,RPR   377860                HDL,LDL,C/H,L/H
                                    37820                 VLDL
                                    391400                THYROID SCREEN
                                    39340                 TSH - HIGHLY SENSITIVE
                                    11040                 SED RATE, WESTERGREN
                                    61220                 RPR
                         Mnemonic:  HSP3

                                              UNIT CODE INFORMATION - COMPLETE
                    PAGE   5                        CROSS REFERENCE

USER: HT            5/17/96
                    11:17:18


NAME                             CODE    NAME               CODE      NAME
                    CODE
- --------------------------------------  -------------       --------  ----------
- ------------------- ----

ANEMIA PANEL                   10056080 CHEM 20              350345   PANCREATIC
 PROFILE            10056270
ARTHRITIS PANEL                10056070 CHEM 7               351060   ROCEL 24 P
ROFILE              10056260
CH23,HDL/LDL,THYSCN,TSH,ESR,RPR10056310 HYPERTENSION PROFILE 10056090 ROCEL 28 P
ROFILE              10056250
CHEM 10                         350125  LIVER PROFILE        360030   ROCEL 30 C
OMPREHENSIVE        10056060
CHEM 10                         351070